UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

Blau Stanley M.
c/o eNote.com Inc.
185 Allen Brook Lane
Williston, Vermont 05495

2. Date of Event Requiring Statement (Month/Day/Year)

   11/06/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   eNote.com Inc.-ENOTE

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
   (Instr. 4)                              |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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No securities owned.                       |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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* If form is filed by more than one reporting person, see Instruction 5(b)(v).                                               (Over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        SEC 1473 (7-96)


Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount of  |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  Securities Underlying|         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities (Instr.4) |         |exercise  |Form of      |   (Instr. 5)              |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
                        |         |         |                       |         |          |(Instr. 5)   |                           |
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Explanation of Responses:



**  Intentional misstatements or omissions of facts constitute Federal       /s/ Stanley M. Blau                      11/15/99
    Criminal Violations.                                                     --------------------------------       -----------
    See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).                               ** Signature of Reporting Person           Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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